EX-99.B(j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 9, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Reports to Shareholders of Barclays Global Investors Funds and Master Investment Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Auditors” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, CA

March 11, 2004